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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 25, 2003

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CENTIV, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	58-2033795 (IRS Employer Identification No.)

998 Forest Edge Drive
Vernon Hills, Illinois 60061
(847) 876-8300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

Thomas M. Mason
Chief Financial Officer
Centiv, Inc.
998 Forest Edge Drive
Vernon Hills, Illinois 60061
(847) 876-8300
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Stephen Tsoris, Esq.
L. Robert Guenthner, III, Esq.
Gardner Carton & Douglas
191 N. Wacker Drive
Suite 3700
Chicago, Illinois 60606

        Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this registration statement as the selling stockholders shall determine.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $0.001 per share	8,832,250	$0.60	$5,299,350	$429

(1)
Represents the number of shares of Common Stock initially issuable upon (i) conversion of outstanding shares of Series B Convertible Preferred Stock and (ii) exercise of certain warrants to purchase Common Stock. This registration statement also shall cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock, as well as any additional shares of Common Stock that become issuable as a result of antidilution provisions.
(2)
Estimated solely for purposes of determining the amount of the registration fee, in accordance with Rule 457(c) based on the average of the high and low prices of Centiv, Inc. common stock as reported by the NASDAQ SmallCap Market on April 23, 2003.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion
Dated April 25, 2003

Prospectus

Centiv, Inc.
8,832,250 Shares of Common Stock

        This Prospectus relates to 8,832,250 shares of common stock of Centiv, Inc. that may be offered from time to time by some of our stockholders. We will not receive any of the proceeds from the sale of the common stock. We will bear the costs relating to the registration of the common stock estimated to be approximately $30,000.

        Our common stock is traded on The NASDAQ SmallCap Market under the symbol "CNTV." On April 23, 2003, the reported last sale price of our common stock on NASDAQ was $0.60 per share.

        See "Risk Factors" beginning on page 6 to read about factors you should consider before buying shares of the common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is                        .

About This Prospectus

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using the SEC's shelf registration rules. Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling stockholders identified in this prospectus or any prospectus supplement may sell from time to time, in one or more offerings, up to 8,832,250 shares of common stock. A prospectus supplement may add, update or change information contained in this prospectus. Market information in the incorporated documents is generally based on company estimates and not third party sources. You should read this prospectus, any applicable prospectus supplement and the additional information described below under "Where You Can Find More Information" before making an investment decision.

Where You Can Find More Information

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings also are available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov.

        We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

        The SEC allows us to incorporate by reference into this document the information we filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information subsequently incorporated by reference.

        We incorporate by reference the documents listed below:

  1.
  Our annual report on Form 10-K for the fiscal year ended December 31, 2002;

  2.
  Our current reports on Form 8-K dated January 7, 2003, January 10, 2003, March 5, 2003, April 2, 2003 and April 11, 2003; and

  3.
  The description of our capital stock contained in our Registration Statements pursuant to Section 12 of the Exchange Act and any amendments or reports filed for the purpose of updating any of these descriptions.

        You may request free copies of these filings by writing or telephoning Investor Relations, Centiv, Inc., 998 Forest Edge Drive, Vernon Hills, Illinois 60061, telephone (847) 876-8300, fax (847) 955-1269. We will not send exhibits to the filings, however, unless those exhibits have been specifically incorporated by reference.

        We also incorporate by reference all future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after (i) the date of the filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement or (ii) the date of this prospectus and prior to the closing of the offering made hereby. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC.

        You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provided you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, shares of common stock in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus is accurate only as of the date of the documents containing the information, regardless of the time of its delivery or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

Forward-Looking Information

        Some of the statements in this prospectus and in documents incorporated by reference constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our or our businesses' actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward looking statements. In some cases, you can identify forward looking statements by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or "continue" or the negative of those terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially because of market conditions in our markets or other factors. Moreover, we do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. Unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update any of the forward-looking statements after the date of this prospectus to conform them to actual results. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" in this prospectus and the applicable prospectus supplement, "Management's Discussion and Analysis of Results of Operations and Financial Condition" in our Form 10-K for the fiscal year ended December 31, 2002 (incorporated by reference in this prospectus) and similar sections in our future filings that we incorporated by reference in this prospectus, which describe risks and factors that could cause results to differ materially from those projected in those forward-looking statements.

        We caution the reader that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict these new risk factors, nor can it assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

The Company

        We are a developer and provider of Web-enabled point-of-purchase (POP) solutions for consumer goods manufacturers and multi-location retailers. Our Instant Impact solution allows marketing managers, brand managers and retailers to create, edit and schedule delivery of customized POP signage, using field-editable sign templates created and/or approved by manufacturers. Instant Impact POP signage is print quality and digitally produced for the unique requirements of each retail location, allowing users to target specific consumer segments at the POP and accumulate quantitative data for analysis and feedback on the success of their in-store or on-premise marketing campaigns. Our products allow a user access to an information database for selecting sign templates approved or created by manufacturers, input data for the sign templates and select signage products for production of the sign templates. Our Internet-based user interface is clear, flexible, user-friendly and changeable to allow control of the message at a corporate or local store level. Instant Impact signage can either be printed in a Centiv print center, or an industry-standard print-formatted file can be delivered via the Internet to any print provider in the world. We believe that our Instant Impact solution improves marketing results (due to improved signage utilization, customization and images), provides measurable marketing feedback, reduces signage lead time, allows for distribution of brand identity while protecting the integrity of that identity and reduces the costs associated with in-store and on-premises custom signage.

        Prior to focusing on the Centiv POP Business in 2001, Centiv operated three other business units in addition to the Centiv POP Business:

  •
  CalGraph Business: Formerly a wholly owned subsidiary of the Company, CalGraph Technology Services, Inc. was a provider of on-site service and preventative maintenance services specializing in wide-format printing devices. CalGraph's U.S. and Canadian service operations included field service technicians, customer support call center, component repair and refurbishment facilities and parts logistics. The Company sold this business effective January 31, 2002 and it is reflected as Discontinued Operations in the Summary of Selected Financial Information and Selected Financial Information.

  •
  Channels Business: Prior to divestiture by the Company, the Channels Division specialized in the value-added wholesale distribution of computer graphics technologies throughout North America. The Company sold this business effective December 31, 2001 and it is reflected as Discontinued Operations in the Summary of Selected Financial Information and Selected Financial Information.

  •
  Technology Systems Business: Prior to divestiture by the Company, the Technology Systems Division designed, assembled and sold custom or "made-to-order" premium services or workstations and related technology to value added resellers, vertical market computer resellers, corporations, universities and government agencies. The Company sold the business effective October 31, 2000 and it is reflected as Discontinued Operations in the Summary of Selected Financial Information and Selected Financial Information.

        We are a Delaware corporation. Our principal executive offices are located 998 Forest Edge Drive, Vernon Hills, Illinois 60061, and our telephone number is (847) 876-8300.

Risk Factors

        You should carefully consider the risks described below before making a decision to invest in shares of our common stock. Some of the following factors relate principally to our business and the industries in which we operate. Other factors relate principally to your investment in our securities. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business and operations in the future.

        If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In this case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Company

        We have incurred operating losses in five of the past six years.

        During fiscal years 1997, 1998, 1999, 2000, 2001 and 2002, we experienced net income (losses) of ($393,337), $91,167, ($7,118,331), ($2,334,000), ($6,899,000), and ($2,558,000) respectively. We cannot be certain that we will achieve profitability in the future. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future. If we are unable to become profitable, our liquidity could be materially harmed.

        Prior to its sale, our Channels Business and CalGraph Business accounted for the majority of our revenues and our Centiv Business revenues are not expected in the near term to replace our revenues from our Channels and CalGraph Businesses.

        The Channels Business comprised approximately 71% of our revenue for the year ended December 31, 2001, and more than 70% for each of our two prior fiscal years. The CalGraph Business comprised approximately 12% of our revenue for the year ended December 31, 2001, and more than 10% for each of the two prior fiscal years. Centiv Business revenues are not expected to equal or exceed our revenues from the Channels and CalGraph Businesses in the near term, and we will be operating at a loss until the revenues generated by the Centiv Business increase sufficiently to offset its expenses. The sale of the Channels Business and the CalGraph Business significantly reduced our revenues and our total operations. There can be no assurance that we will have sufficient operations and revenue to achieve profitability.

        Sales to Anheuser Busch (A-B) and its wholesale distributor network were $24.9 million during 2002. With the termination of the preferred supplier and support agreement effective March 31, 2003, sales to A-B and the wholesale distributor network were fully eliminated as of March 31, 2003. We do not believe that sales from our Instant Impact product will be sufficient to replace the sales lost from A-B and its wholesale distributor network during 2003. In response to this, we have undertaken a downsizing of our operations and have reduced our headcount and other operating expenses to a level that we believe will enable us to continue to operate our business. While there can be no assurance that we will be able to offset this loss of revenue sufficiently by cutting expenses or increasing revenue from other sources, we believe the actions taken, along with capital raised with the sale of the preferred stock, will provide adequate financing through at least the end of 2003 and into 2004.

        We cannot predict our future results because our Centiv Business has a limited operating history, particularly as a stand-alone business.

        Given our limited operating history in the Centiv Business, particularly as a stand-alone business it will be difficult to predict our future results. You should consider the uncertainties that we may encounter as an early stage company in a new and rapidly evolving market. These uncertainties include:

  •
  market acceptance of the Centiv products or services;

  •
  consumer demand for, and acceptance of our Centiv products, services and follow-on products;

  •
  our ability to create user-friendly applications; and

  •
  our unproven and evolving business model.

        Our Centiv Business has not generated significant revenues to date and incurred losses in fiscal years 2000, 2001, and 2002, and we expect these losses to continue into fiscal year 2003.

        The Centiv Business was commenced in 1998, has a limited operating history and incurred losses for 2000, 2001 and 2002, although it did make an operating profit in 1998 and 1999. We expect these losses to continue into fiscal year 2003. The Centiv Business will need to achieve greater revenues to achieve profitability. There can be no assurance that we will be successful in increasing revenues of the Centiv Business, or generating acceptable margins, or, if we do, that operation of the Centiv Business will be a profitable business enterprise. If we are unable to achieve significantly greater recurring revenue from our Centiv Business, our losses will likely continue indefinitely. We will likely have to seek additional outside sources of capital for our Centiv Business. There can be no assurance that we will be able to obtain such capital on favorable terms and conditions or at all. If this occurs the market price of our common stock could suffer.

        On a combined basis, distributors affiliated with Anheuser-Busch accounted for approximately 97% and 99% of the sales for the year ended December 31, 2002 and 2001, respectively. For the year ended December 31, 2000, Anheuser-Busch accounted for 97% of net sales. This relationship will terminate as of March 31, 2003 as Anheuser-Busch has notified us of their intention not to renew our preferred supplier technical support agreement upon its expiration. There can be no assurance that we will be able to offset this loss of revenue sufficiently by cutting expenses or that we will be able to replace this lost revenue.

        Our quarterly and annual sales and financial results have varied significantly in the past, and we expect to experience fluctuations in the future, which means that period-to-period comparisons are not necessarily meaningful or indicative of future performance.

        Our sales and operating results have varied, and may continue to vary, significantly from year to year and from quarter to quarter as a result of a variety of factors, including the introduction of new products by competitors, pricing pressures, the timing of the completion or the cancellation of projects, the evolving and unpredictable nature of the markets in which computer products are sold and economic conditions generally or in certain geographic areas in which our customers do business. Furthermore, we may be unable to control spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, we cannot assure you that sales and net income, if any, in any particular quarter will not be lower than sales and net income, if any, in a preceding or comparable quarter or quarters. As a result of the expiration of our preferred supplier technical support agreement with Anheuser-Busch, our sales in 2003 will likely be substantially lower than previous years. In addition, sales and net income, if any, in any particular quarter are not likely to be indicative of the results of operations for any other quarter or for the full year. The trading prices of our securities may fluctuate significantly in response to variations in our quarterly or annual results of operations.

        We may not be able to sustain or accelerate growth, or sustain or accelerate recurring revenue from the Centiv Business.

        There can be no assurance that demand for our Centiv services and products will increase or be sustained, or that our current or future products will have market acceptance in that product category. Our acquisition costs per customer are currently very high due to the significant costs associated with sales, product development and marketing. To the extent we do not achieve growth and this cost per customer is not reduced, it will be difficult for us to generate meaningful revenue at acceptable margins or achieve profitability. To the extent that our Centiv Business model is not successful, because market acceptance declines, or other competing technologies evolve in connection with the evolving Internet market or for any other reason, we might have future unexpected declines in revenue. In order to achieve and maintain profitability, our POP program needs to achieve national program status. In order to obtain participating manufacturers and retailers at the rate desired, this service program must achieve increases in sales. In achieving these results, we will be competing for the marketing expenditures or branded product manufacturers who use various forms of point-of-purchase marketing methods. We cannot assure you that our POP program will achieve or maintain the marketplace acceptance or profitability necessary to compete successfully with traditional marketing methods.

        Rapid technological change could render our POP products and services obsolete.

        The Internet and the e-commerce industries are characterized by rapid technological innovation, sudden changes in user and customer requirements and preferences, frequent new product and service introductions and the emergence of new industry standards and practices. Each of these characteristics could render our Centiv services, products, intellectual property and systems obsolete. The rapid evolution of our market requires that we improve continually the performance, features and reliability of our products and services, particularly in response to competitive offerings. Our success also will depend, in part, on our ability:

  •
  To develop or license new products, services and technology that address the varied needs of our customers and prospective customers, and

  •
  To respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

        If we are unable, for technical, financial, legal or other reasons, to adapt in a timely manner to changing market conditions or user preferences, we could lose customers, which would cause a decrease in our revenue.

        We may be unable to obtain additional capital if needed to grow our business, which would adversely impact our business. If we raise additional financing, you may suffer significant dilution.

        Although we expect that our current cash and cash from operations will be sufficient to satisfy our working capital and capital expenditure needs over the next 12 months, if our revenues do not grow to cover our expenses, we will need to seek additional third-party investment in order to provide additional working capital. We cannot be certain that financing from third parties will be available on acceptable terms to us or at all. Our future capital requirements will depend upon several factors, including the rate of market acceptance of our products and services, our ability to expand our customer base and our level of expenditures for sales and marketing. If our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. If we cannot raise funds on acceptable terms, we may not be able to develop our products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could have a material adverse effect on our ability to grow our business. Further, if we issue equity securities, you will experience dilution of your ownership percentage, and the new equity securities may have rights, preferences or privileges senior to those of our common stock.

        Many of our competitors have significantly greater resources than we do and may be able to respond more quickly to new or emerging technologies and changes in customer requirements.

        While Centiv does not have any direct competition today for its entire range of products, there are certain potential competitors who are focused on portions of the Centiv products and could represent competition at some future date. Companies that represent potential competition in the Corporate POP market include Insignia Systems, Inc. (Nasdaq: ISIG) and Catalina Marketing (NYSE: POS).

        Certain of our potential competitors have significantly greater financial, technical, marketing, and other resources than we do and may be able to respond more quickly to new or emerging technologies and changes in customer requirements. Additional competition could result in price reductions, reduced margins and loss of market. We cannot guarantee that we will be able to compete successfully against future competitors or that future competitive pressures will not materially and adversely affect our business, financial condition and results of operations.

        Our business depends on our intellectual property rights, and if we fail to protect them, our competitive position will suffer.

        Although we have made applications, we have no current patents, and our success partially depends on our ability to preserve our trade secrets and to operate without infringing on the proprietary rights of third parties. We seek to protect our trade secrets and proprietary know-how, in part, by confidentiality agreements with employees, consultants, advisors and others. We cannot guarantee that these individuals will maintain the confidentiality of our trade secrets and proprietary know-how, or that our competitors will not learn of or independently develop our trade secrets or proprietary know-how in a manner that leaves us with no practical recourse.

        If we lose the services of our key personnel, we may be unable to replace them, and our business could be negatively affected.

        Our success depends in large part on the continued service of our management and other key personnel and our ability to continue to attract, motivate and retain highly qualified employees. In particular, the services of John Larkin, our President and Chief Executive Officer, and Thomas Mason, our Vice President, Finance and Chief Financial Officer are integral to the execution of our business strategy. If one or more of our key employees leaves Centiv, we will have to find a replacement with the combination of skills and attributes necessary to execute our strategy. Because competition from other technology companies for skilled employees is intense, and the process of finding qualified individuals can be lengthy and expensive, we believe that the loss of the services of key personnel could negatively affect our business, financial condition and results of operations.

        Many of our customers operate in a highly regulated industry.

        Substantially all of our net sales in 2002 came from customers engaged in the alcoholic beverages industry. If the regulation of this industry were to limit advertisement in any material way, our relationship with these customers could suffer.

Risks Related to Our Industry

        Weak economic conditions in the market may negatively impact sales of computer graphics products and services.

        From time to time the market for our products and services experiences weak economic conditions. To the extent that general economic conditions affect the demand for products and services in this market, it could have an adverse effect on our ability to sell our products and services.

Risks Related to Our Capital Stock

        The public market for our common stock may be volatile.

        The market price of our common stock has been and is likely to continue to be volatile and significantly affected by various factors, including:

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  general market conditions and market conditions affecting computer technology stocks in particular;

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  actual or anticipated fluctuations in our quarterly or annual operating results;

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  announcements relating to contracts, investments, acquisitions, divestitures;

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  discontinued operations, layoffs or corporate actions;

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  industry conditions or trends; and

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  limited public float, market making activity, and research coverage.

        The stock markets, especially the Nasdaq SmallCap Market, have experienced significant price and volume fluctuations that have affected the market prices of many technology companies' stocks. These fluctuations have often been unrelated or disproportionate to operating performance. These broad market or technology sector fluctuations may adversely affect the market price of our common stock. General economic, political and market conditions such as recessions and interest rate fluctuations may also have an adverse effect on the market price of our common stock. In addition, the market price of our common stock has also been and is likely to continue to be affected by expectations of analysts and investors.

        We may not be able to maintain our eligibility for the Nasdaq SmallCap Market.

        In order for our common stock to continue to be traded on the Nasdaq SmallCap Market, we must maintain shareholders' equity of at least $2.5 million, market capitalization of at least $35 million, or net income from continuing operations of at least $500,000 in the latest fiscal year or in two of the last three fiscal years. We also must have a bid price for our common stock of at least $1 per share, have a public float of 500,000 shares, and meet certain other criteria. In December of 2002, we received notice from the Nasdaq SmallCap Market that we were not in compliance with the listing requirements. We have submitted a detailed plan to Nasdaq for regaining and maintaining compliance with the requirements. On April 4, 2003, Nasdaq informed the Company that it had accepted the Company's evidence of compliance with the shareholders' equity requirement for continued listing. The Company currently does not comply with the minimum bid price requirement. We cannot assure you that we can regain and maintain compliance with these standards or that our stock will continue to be listed on the Nasdaq SmallCap Market. The loss of the listing of our common stock on the Nasdaq SmallCap Market would impair the marketability of our common stock.

        Since our executive officers, directors and substantial shareholders have substantial control of our voting stock, takeovers not supported by them will be more difficult, possibly preventing you from obtaining optimal share price.

        The control of a significant amount of our stock by insiders could adversely affect the market price of our common stock. As of March 31, 2003, our executive officers and directors and their affiliates beneficially own or control 20,500 shares, or 0.4%, of the outstanding common stock and 200,000 shares or 1.6% of the as converted Series B Preferred Stock. Shareholders holding more than 5% of the common stock, own or control 2,037,529 shares or 40.8% of the common stock or 16.0% of the total voting power of the outstanding capital stock. Prior to their conversion effective March 31, 2003, the holders of Series A Preferred Stock as a group controlled 2,160,000 shares of common stock on an as-converted basis or 34% of the outstanding voting power of the Company. The holders of Series B

Preferred Stock as a group control 7,700,000 shares of common stock as-converted basis or 60.6% of the outstanding voting power of the Company. For this purpose, beneficial ownership includes any shares a director or executive officer can vote or transfer, shares subject to stock options and warrants that are exercisable currently or become exercisable within sixty (60) days and shares subject to convertible securities that are convertible currently or within sixty (60) days. If our executive officers and directors choose to act or vote together, they will have the ability to influence significantly all matters requiring the approval of our stockholders, including the election of directors and the approval of significant corporate transactions. Without the consent of these stockholders, we could be prevented from entering into transactions that could be beneficial to us.

        Our preferred stock has certain preferences over our common stock with regard to liquidation, and dividends and election of directors.

        Our issued and outstanding Series B Convertible Preferred Stock (the "Series B Preferred") will begin to accrue dividends on April 1, 2004 at an annual rate equal to 8% of the Series B Preferred purchase price. The Series B Preferred also has a liquidation preference equal to two times the Series B Preferred purchase price plus all accrued and unpaid dividends. The Series B Preferred is also subject to redemption at our option on March 31, 2007. If we fail to make that redemption, the holders of the Series B Preferred will become entitled to elect a majority of our board of directors. Prior to March 31, 2007, subject to certain limitations, holders of Series B Preferred are entitled to appoint one member to our board of directors and to appoint one observer.

        Our ability to issue additional preferred stock may adversely affect the rights of our common stockholders and may make takeovers more difficult, possibly preventing you from obtaining optimal share price.

        Our Certificate of Incorporation authorizes the issuance of shares of "blank check" preferred stock, which would have the designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without shareholder approval (but subject to applicable government regulatory restrictions), to issue additional preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock. In the event of an issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of Centiv.

        If we redeem our outstanding warrants, it may be disadvantageous to the warrant holders.

        We may redeem the remaining outstanding warrants issued in connection with the Series A Preferred upon 15 business days notice at a price of $0.01 per share at any time that the closing price for the common stock on the principal exchange or quotation system on which it is traded exceeds certain thresholds for 10 consecutive trading days. Redemption of the warrants could force their holders to (i) exercise the warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, (ii) sell the warrants at the then-current market price when they might otherwise wish to hold the warrants, or (iii) accept the nominal redemption price that, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants. The conditions required for us to redeem the warrants are not currently satisfied, and, therefore, we do not anticipate redeeming the warrants in the foreseeable future.

Use of Proceeds

        All of the proceeds from the sale of the common stock offered by this prospectus will go to the selling stockholders who offer and sell their shares. We will not receive any proceeds from the sale of the common stock offered by the selling stockholders.

Selling Stockholders

        We are registering all of the shares of common stock covered by this prospectus for reoffers and resales by certain stockholders of Centiv. As used in this prospectus, selling stockholders will refer to these stockholders, along with any pledgees, donees, transferees or others who may later hold the selling stockholders' interests who are selling shares received after the date of this prospectus from a named selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. In addition, upon the Company being notified by a selling stockholder that a pledgee, donee, transferee or other successor-in-interest intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed to the extent required by law.

        All of the shares offered by the selling stockholders (1) have been or will be acquired upon the conversion of Series B Convertible Preferred Stock, which convertible preferred stock was issued and sold by us in a private placement of Units, with each Unit consisting of one share of Series B Convertible Preferred Stock and a warrant to acquire two shares of Common Stock, or (2) have been or will be acquired upon the exercise of those or other certain warrants to acquire shares of Common Stock.

        John P. Larkin, one of the selling stockholders has been the Company's President and Chief Operating Officer since October 2002 and our President and Chief Executive Officer since January 2003. Thomas B. Pennell, who has been a director of the Company since April 22, 2003 is the managing partner of Pennell Venture Partners II, LLC, which is the general partner of Pennell Venture Partners Marathon Fund II, LP, a selling stockholder, and, as such, shares the power to direct the actions of Pennell Venture Partners Marathon Fund II, LP. Therefore, Mr. Pennell may be deemed to be a beneficial owner of these shares. Mr. Pennell disclaims beneficial ownership of all of these shares.

        The following table sets forth information with respect to the number of shares of common stock beneficially owned by each of the selling stockholders as of April 24, 2003. For this purpose, beneficial ownership includes any shares the selling stockholder can vote or transfer, shares subject to stock options and warrants that are currently or become exercisable within 60 days and shares subject to convertible securities that are convertible currently or within 60 days. As of April 24, 2003, there were 4,997,035 shares of common stock outstanding.

					Shares beneficially owned after the sale of shares covered by this prospectus
	Shares beneficially owned prior to the sale of shares covered by this prospectus
			Number of shares covered by this prospectus
Name of selling stockholder
					Number	Percent
Talkot Crossover Fund 2400 Bridgeway, Suite 200 Sausalito, CA 94965	2,294,000		2,294,000		0	—
Thomas B. Akin 2400 Bridgeway, Suite 200 Sausalito, CA 94965	4,588,000	(1)	4,588,000	(1)	0	—
EDJ Limited c/o Deltec Bank & Trust Deltec House/Lyford Cay P.O. Box N-3229 Nassau, Bahamas	440,000		440,000		0	—
Ben Joseph Partners 300 Drakes Landing Road, Suite 175 Greenbrae, CA 94904-3124	220,000		220,000		0	—
Pennell Venture Partners Marathon Fund II, LP Pennell Venture Partners 10 Jones Street, 6th Floor New York, NY 10014	1,480,000		880,000		600,000	11.33%
John P. Larkin Centiv, Inc. 998 Forest Edge Drive Vernon Hills, IL 60061	325,000		240,000		85,000	1.67
Minotaur Fund, LP 131 Olive Hills Land Woodside, CA	2,209,000		1,920,000		289,000	5.78
Porter Partners, L.P. 300 Drakes Landing Road Suite 175 Greenbrae, CA 94904-3124	480,000		480,000		0	—
Richard W. Satterfield c/o Satterfield & Associates 7875 Annesdale Drive Cincinnati, OH 45243	16,065		16,065		0	—
John Kuklinski c/o Satterfield & Associates 14433 Hawthorne Drive Carmel, IN 46033	31,185		31,185		0	—
Fieberg Inter-Vivos Revocable Trust 28342 Via Ordaz San Juan Capistrano, CA 92678	217,000		17,000		200,000	3.92

(1)
Includes 2,294,000 shares beneficially owned by Talkot Crossover Fund. Mr. Akin is a Partner of Talkot Capital LLC, the fund managing Talkot Crossover Fund, and, as such, shares the power to direct the actions of Talkot Crossover Fund. Therefore, Mr. Akin may be deemed to be a beneficial owner of these shares.

Plan of Distribution

        We will pay the costs and fees of registering the common stock, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock.

        The selling stockholders may sell the common stock offered by this prospectus to one or more underwriters or dealers for public offering, through agents, directly to purchasers or through a combination of any such methods of sale. The name of the underwriter, dealer or agent involved in the offer and sale of the common stock, the amounts underwritten and the nature of its obligation to take the common stock will be provided in the applicable prospectus supplement.

        The selling stockholders may sell the common stock on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling stockholders may sell some or all of their common stock through:

  •
  a block trade in which a broker-dealer may resell a portion of the block, as principal or agent, in order to facilitate the transaction;

  •
  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

  •
  ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

  •
  privately negotiated transactions.

        When selling the common stock, the selling stockholders may enter into hedging transactions. For example, they may:

  •
  enter into transactions involving short sales of the common stock by broker-dealers;

  •
  sell the common stock short themselves and redeliver those shares to close out their short positions;

  •
  enter into option or other types of transactions that require the selling stockholder to deliver common stock to a broker-dealer, who will then resell or transfer the common stock under this prospectus; or

  •
  loan or pledge the common stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

        The selling stockholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. However, the selling stockholders and any broker-dealers involved in the sale or resale of the common stock may qualify as underwriters within the meaning of Section 2(a)(11) of the Securities Act. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If the selling stockholders qualify as underwriters, they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

        The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters, broker-dealers or agents in connection with the proposed sale of the common stock. If the selling stockholders notify us that they have entered into a material arrangement with an underwriter, broker-dealer or agent for the sale of the common stock, a supplement to this prospectus will be filed, if required pursuant to Rule 424(b) under the Securities Act.

        In addition to selling shares of their common stock under this prospectus, the selling stockholders may:

  •
  agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act;

  •
  transfer their common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

  •
  sell their common stock under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

        We have informed the selling stockholders that the anti-manipulative provisions of Regulation M under the Exchange Act of 1934 may apply to their sales in the market. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

        We have agreed to indemnify the selling stockholders against certain liabilities arising in connection with this offering, including liabilities under the Securities Act, or to contribute to payments that the selling stockholders may be required to make in that respect.

        We will make copies of this prospectus available to selling stockholders and have informed them of the requirement for delivery of copies of this prospectus to purchasers at or before the time of any sale of the shares.

        Sales of a substantial number of shares of common stock by the selling stockholders, or the perception that sales could occur, could adversely affect the market price for shares of our common stock.

        There can be no assurance that the selling stockholders will sell any or all of their shares of common stock covered by this prospectus.

Legal Matters

        Gardner Carton & Douglas LLC, Chicago, Illinois, will pass upon the validity of the common stock offered by this prospectus.

Experts

        The consolidated financial statements of Centiv as of December 31, 2002 and 2001 and for each of the two years in the period ended December 31, 2002, have been audited by Grant Thornton, LLP, independent public accountants. These financial statements and the report of the independent public accountants, included in Centiv's Annual Report on Form 10-K filed on April 4, 2003, are incorporated by reference in reliance on the reports of Grant Thornton, LLP, given on the authority of said firm as an expert in auditing and accounting.

PART II

Information Not Required In Prospectus

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth all fees and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered hereby. The Company will bear all of the expenses in connection with the issuance and distribution of the securities being registered hereby All of such expenses, except the SEC registration fee, are estimated.

Securities and Exchange Commission registration fee	$429
Legal fees and expenses	15,000
Accountants' fees	5,000
Printing expenses	5,000
Miscellaneous	4,658

Total	$30,087

Item 15.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law ("DGCL") generally permits a Delaware corporation to indemnify officers, directors, employees or agents of the corporation if they are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Our Certificate of Incorporation provides that we shall, subject to certain limitations, indemnify our directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

        Section 102 of the DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. DGCL Section 102 provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. Our Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

        We have entered into indemnification agreements with our directors and executive officers. In each indemnification agreement, we agree to indemnify the person named as indemnitee for expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with certain civil or criminal actions or administrative proceedings arising out of that person's performance of his or her duties as a director or officer. The indemnification will not cover a lawsuit brought by the director or officer. The indemnification will be available only if the person named as indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests. Further, in connection with a criminal matter, the indemnification will be available only if that person had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also require us to indemnify that person to the fullest extent permitted by applicable law. Each indemnification agreement permits the indemnitee to bring a lawsuit under that indemnification agreement, and to recover the expenses of such a lawsuit if it is successful.

        Our bylaws provide that we must indemnify our directors, officers, employees or agents to the full extent permitted by the laws of Delaware. We have the right to purchase and maintain insurance on behalf of any of these persons whether or not we have the power to indemnify that person against the liability. We have purchased a standard policy of directors' and officers' liability insurance covering our directors and officers with respect to liabilities incurred as a result of his or her service in those positions.

Item 16.    Exhibits

        See Index to Exhibits.

Item 17.    Undertakings

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois on April 25, 2003.

CENTIV, INC. (Registrant)
By:	/s/ JOHN P. LARKIN John P. Larkin President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John P. Larkin and Thomas M. Mason, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement and any amendments (including, without limitation, post-effective amendments) to this Registration Statement, and any and all additional registration statements filed pursuant to Rule 462(b) related to this Registration Statement, and to file the same, with all exhibits thereto and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents or his or their substitute or substitutes, may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 25th day of April 2003.

/s/ JOHN P. LARKIN	/s/ THOMAS M. MASON

John P. Larkin	Thomas M. Mason
President and Chief Executive Officer	Vice President of Finance, Chief Financial
Officer and Chief	Officer/Principal Accounting Officer Director
/s/ LEN FINELLI	/s/ J. SMOKE WALLIN

Len Finelli Director	J. Smoke Wallin Director
/s/ DARRELL R. SPLITHOFF	/s/ THOMAS J. PENNELL

Darrell R. Splithoff Director	Thomas J. Pennell Director

S-1

Index to Exhibits

Exhibit	Description
4.1	Restated Articles of Incorporation dated January 21, 2000 as amended December 31, 2001 and related Certificate of Designations filed March 28, 2002 (Filed as Exhibit 3.1 to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2001 and incorporated herein by reference)
4.2	Certificate of Designations filed March 31, 2003 (Filed as Exhibit 3.3 to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2002 and incorporated herein by reference).
4.3
Form of Securities Purchase Agreement dated March 31, 2003 by and among Centiv, Inc. and the purchasers identified on Exhibit A thereto (Filed as Exhibit 4.4 to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2002 and incorporated herein by reference)
4.4
Form of Amended and Restated Investors Rights Agreement dated March 31, 2003 by and among Centiv, Inc. and the investors who are signatories thereto (Filed as Exhibit 4.5 to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2002 and incorporated herein by reference)
4.5
Form of Warrant issued pursuant to Securities Purchase Agreement dated March 31, 2003 by and among Centiv, Inc. and the purchasers identified on Exhibit A thereto (Filed as Exhibit 4.6 to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2002 and incorporated herein by reference)
5.1	Opinion of Gardner Carton & Douglas LLC
23.1	Consent of Grant Thornton, LLP
23.3	Consent of Gardner Carton & Douglas (included in Exhibit 5.1)
24.1	Powers of Attorney (included on the signature page)

E-1

QuickLinks

Table of Contents
About This Prospectus
Where You Can Find More Information
Forward-Looking Information
The Company
Risk Factors
Risks Related to Our Company
Risks Related to Our Industry
Risks Related to Our Capital Stock
Use of Proceeds
Selling Stockholders
Plan of Distribution
Legal Matters
Experts
PART II
Information Not Required In Prospectus
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
Index to Exhibits